EXHIBIT 99.1

Donegal Group Inc. Provides Information Relating to Investment Activity and Weather Impact in Third Quarter

MARIETTA, Pa., Oct. 8, 2008 (GLOBE NEWSWIRE) -- Donegal Group Inc. (Nasdaq:DGICA) (Nasdaq:DGICB) announced today that its net income for the third quarter of 2008 will reflect realized investment losses related to its equity securities and claim activity resulting from Hurricane Ike in Ohio and western Pennsylvania on September 14.

As the remnants of Hurricane Ike passed through Ohio and western Pennsylvania on September 14, sustained hurricane-force winds caused unexpected and widespread property damage, with the event ranking as one of Ohio's costliest natural disasters. The Donegal Insurance Group incurred a significant number of claims from this storm event with the direct impact projected to exceed $3.0 million. The impact to the Company's third quarter results will be limited to approximately $1.0 million on a pre-tax basis by its reinsurance arrangements.

The Company incurred pre-tax realized investment losses of approximately $1.4 million upon the sale of investments during the third quarter, primarily the result of the Company's decision to reduce significantly its holdings of equity securities. The Company expects to incur pre-tax other-than-temporary impairment and mark-to-market write-downs of approximately $1.5 million as of September 30, 2008, related to its remaining equity investments, which represented approximately 2% of its investment portfolio at September 30, 2008. The Company sold its preferred equity holdings in Fannie Mae and Freddie Mac during the third quarter and did not own any common stock of those entities. The Company did not and does not currently own any fixed income or equity securities issued by AIG, Bear Stearns, Lehman Brothers, Wachovia Bank or Washington Mutual.

"Our historically conservative investment strategy has limited Donegal Group's exposure to credit-impacted securities and the unprecedented financial market volatility. We are continuing to follow a prudent investment strategy designed to minimize market risk, increase liquidity and protect our position of financial strength in these turbulent times in the financial markets," said Donald H. Nikolaus, President and Chief Executive Officer of Donegal Group Inc.

The Company plans to release its quarterly financial results on October 22, 2008, followed by a conference call at 11:00AM Eastern time to discuss the quarterly results. Live and archived webcasts are available in the Investors' area of the Company's web site at www.donegalgroup.com.

Donegal Group Inc. is an insurance holding company whose insurance subsidiaries offer personal and commercial property and casualty lines of insurance in five Mid-Atlantic states (Delaware, Maryland, New Hampshire, New York and Pennsylvania), eight Southeastern states (Alabama, Georgia, Louisiana, North Carolina, South Carolina, Tennessee, Virginia and West Virginia) and five Midwestern states (Iowa, Nebraska, Ohio, Oklahoma and South Dakota). Donegal Mutual owns approximately 42% and 74% of Donegal Group Inc.'s Class A common stock and Class B common stock, respectively.

All statements contained in this press release that are not historic facts are based on current expectations. Such statements are forward-looking in nature (as defined in the Private Securities Litigation Reform Act of 1995) and necessarily involve risks and uncertainties. Actual results could vary materially. The factors that could cause actual results to vary materially include, but are not limited to, the ability of the Company to maintain profitable operations, the adequacy of the Company's reserves for losses and loss adjustment expenses, business and economic conditions in the areas in which the Company operates, severe weather events, competition from various insurance and non-insurance businesses, terrorism, the availability and cost of reinsurance, legal and judicial developments, changes in regulatory requirements and other risks that are described from time to time in the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligation to update such statements or to announce publicly the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

CONTACT: Donegal Group Inc.
         Jeffrey D. Miller, Senior Vice President
          & Chief Financial Officer
         (717) 426-1931
         Fax: (717) 426-7009
         jeffmiller@donegalgroup.com